PROSPECTUS and	PRICING SUPPLEMENT NO. 11
PROSPECTUS SUPPLEMENT, each	Dated 11 July 2007
Dated 14 October 2005	Commission File No.: 333-128071
CUSIP: 24422EQH5	Filed pursuant to Rule 424(b)(3)

U.S. $5,220,850,000
JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D
due from 9 Months to 30 Years from Date of Issue

Original Issue:	16 July 2007

Maturity Date:	16 July 2010

Principal Amount:	$400,000,000

Interest Rate Basis:	USD-LIBOR-Reuters
(Screen LIBOR01 Page)

Index Maturity:	3 Month

Spread:	LIBOR + 8 bps

Initial Interest
Determination Date:	12 July 2007

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 16th (or next Business Day) of January, April, July, and October beginning 16 October 2007

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 16th (or next Business Day) of January, April, July, and October commencing on 16 October 2007

Interest Payment Date Convention:	Modified Following, Adjusted

Regular Record Dates:	Close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date

Redemption Provisions:	None

Denominations:	$1,000

Plan of Distribution:	Name	Principal Amount Of Notes

	Citigroup Global Markets Inc.	$140,000,000
	Deutsche Bank Securities Inc.	140,000,000
	Banco Bilbao Vizcaya Argentaria, S.A.	40,000,000
	Lazard Capital Markets LLC	40,000,000
	Santander Investment Securities, Inc.	40,000,000
	Total	$400,000,000

	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.725%, for resale at par.

Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Banco Bilbao Vizcaya Argentaria, S.A
Lazard Capital Markets LLC
Santander Investment Securities, Inc.

Citigroup Global Markets Inc.,
and Deutsche Bank Securities
Inc. are acting as Joint Book-Running Managers.